Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333- 189638) of Kellanova of our report dated June 18, 2025, relating to the financial statements and supplemental schedule of Kellanova Pringles Savings and Investment Plan which appear in this Form 11-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

Grand Rapids, Michigan

June 18, 2025